CERTIFICATE OF AMENDMENT
TO
RESTATED BY-LAWS
OF
UBS PAINEWEBBER MANAGED MUNICIPAL TRUST

         The undersigned, being Vice President and Secretary of UBS PaineWebber Managed Municipal Trust (Trust), hereby certifies that the Trustees of the Trust duly adopted resolutions which amended the Restated By-Laws ofthe Trust dated November 19, 1997 (the "By-Laws") in the manner provided in the By-Laws, at meetings held on March 28, 2001 and September 20, 2001, as follows:

1.	Trust Name

         The name of the Trust was changed from PaineWebber
Managed Municipal Trust to UBS PaineWebber Managed Municipal
Trust. Therefore, Article I, Section 1.01 of the By-Laws reads as follows:

         Section 1.01. Declaration of Trust: These By-Laws shall be subject to the Declaration of Trust, as from time to time in effect (the Declaration of Trust), of UBS PaineWebber Managed Municipal Trust, the Massachusetts business trust established by the Declaration of Trust (the Trust).

2.	Retirement Policy

         The By-Laws were amended by adding the following as
Article III, Section 3.06:

         Section 3.06. Retirement of Trustees. Each Trustee who has attained the age of seventy-two (72) years shall retire from service as a Trustee on the later of (a) the last day of the month in which he or she attains such age or (b) June 30, 2003. Notwithstanding anything in this Section, a Trustee may retire at any time as provided for in the governing instrument of the Trust.

Dated: January 2, 2002
         		By:	_/s/ Amy R. Doberman__________
         		Name:  Amy R. Doberman
			Title:    Vice President and Secretary


New York, New York (ss)

On this 2nd day of January, 2002, before me personally appeared Amy
R. Doberman, to me personally known, ho, being by me duly sworn, did say that she is Vice President and Secretary of the above-referenced Trust and acknowledged that she executed the foregoing instrument as her free act and deed.

         				/s/ Evelyn De Simone
					Notary Public